Exhibit 10.12

CERTAIN MATERIAL (INDICATED BY “[#]”) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FUNDACIÓN TEMPUS FUGIT

AND

PRICE SMART PANAMA, S.A.

Shareholders’ Agreement

Panama, September 24, 2008

FUNDACIÓN TEMPUS FUGIT

AND

PRICE SMART PANAMA, S.A.

Shareholder Agreement

Contents

Fundación Tempus Fugit and Price Smart Panamá, S.A. Shareholder Agreement.

i.	First Clause: THE CORPORATION	1
ii.	Second Clause: SHARES OF THE CORPORATION	2
iii.	Third Clause: BOARD OF DIRECTORS	4
iv.	Fourth Clause: DIRECTORS AND LEGAL REPRESENTATION	5
v.	Fifth Clause: MEETING OF SHAREHOLDERS	6
vi.	Sixth Clause: ADMINISTRATION	7
vii.	Seventh Clause: TRANSFER OF SHARES	9
viii.	Eighth Clause: PREEMPTIVE RIGHT REGARDING SUBSCRIPTION AND ACQUISITION	11
ix.	Ninth Clause: DIVIDEND POLICY	11
x.	Tenth Clause: ASSIGNMENT	11
xi.	Eleventh Clause: TAXES AND COSTS	12
xii.	Twelfth Clause: CONFIDENTIALITY	12
xiii.	Thirteenth Clause: PROJECT DEVELOPMENT	13
xiv.	Fourteenth Clause: NOTICES	14
xv.	Fifteenth Clause: AMENDMENTS	14
xvi.	Sixteenth Clause: ARBITRATION	14
xvii.	Seventeenth Clause: COMPLIANCE WITH THE US FOREIGN CORRUPT PRACTICES ACT	15
xviii.	Eighteenth Clause: RELATION BETWEEN THE PARTIES	16
xix.	Nineteenth Clause: INEFFECTIVENESS OR UNENFORCEABILITY	16
xx.	Twentieth Clause: SOLE AGREEMENT	16
xxi.	Twenty-first Clause: APPLICABLE LAW	16
xxii.	ANNEX A	17
xxiii.	ANNEX B	22
xxiv.	ANNEX C	24
xxv.	ANNEX D	25
xxvi.	ANNEX E	27

SHAREHOLDERS’ AGREEMENT

By and between the undersigned, namely, [#], male, Panamanian, of legal age, with Personal Identity Card No. [#], acting on behalf and in representation of FUNDACIÓN TEMPUS FUGIT, a private foundation organized and established in accordance with the laws of the Republic of Panama (hereinafter “THE FOUNDATION”), on the one hand; and, on the other, ERIC TORRES, male, US citizen, of legal age, with passport number [#], who stated to dominate the Spanish language and therefore not need an interpreter, acting on behalf and in representation of PRICESMART PANAMÁ, S.A., a corporation duly organized and established in accordance with the laws of the Republic of Panama, (hereinafter “PRICESMART” and, along with THE FOUNDATION, each of them shall hereinafter be identified as a “Party” and, collectively, as the “Parties”).

WHEREAS

On the date of execution of this Shareholder Agreement (hereinafter, the “Agreement”), THE FOUNDATION and Mr. [#] (hereinafter “[#]”) are the sole shareholders with equal stock in the Panamanian corporation known as GolfPark Plaza S.A. (hereinafter, the “Corporation”);

On the date of the execution of this Agreement, the Corporation: (i) is the owner of property No. 281771, registered under Document 1330529 of the Property Section, Province of Panama (hereinafter the “Property”), with a surface measuring THIRTY-EIGHT THOUSAND THREE HUNDRED AND THIRTY ONE POINT THIRTY-FOUR SQUARE METERS (38,331.34 m2), whose boundaries and other details are recorded in the Public Registry, free of all liens, up-to-date on its taxes and free of every obligation, and with those easements indicated in the Registry and that are described in Annex D of this Agreement, and are an integral part of such;

PRICESMART wishes to acquire from [#], and [#] wishes to sell to PRICESMART, free of all liens and updated with regards to taxes, all the shares of the Corporation owned by [#], and PRICESMART and the FOUNDATION wish to jointly develop and operate a commercial real estate project, on the property , consisting of a shopping complex and related improvements (hereinafter, the “Project”); and

Along with the execution of this Agreement, PRICESMART shall acquire all the share capital of the Panamanian corporation known as Weinar Resources Inc. (hereinafter, “Weinar”), the sole owner of property No. 285351, registered under Document 1421021 of the Property Section, Province of Panama, (hereinafter “Property”), with a surface area of THREE THOUSAND ONE HUNDRED AND SIXTY-ONE POINT EIGHTY-ONE SQUARE METERS (13,161.81 m2), whose boundaries and other details are recorded in the Public Registry, which is located next to the Property;

NOW, THEREFORE, the Parties sign this Agreement, in accordance with the terms and conditions contained in the following

CLAUSES

FIRST: THE CORPORATION

The Parties hereby agree that the primary objective of the Corporation is the development of the Project. Nonetheless, the Corporation may, in accordance with that stated in its articles of incorporation, perform every type of licit activity in the Republic of Panama.

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECOND: SHAREHOLDERS OF THE CORPORATION

The share capital of the Corporation is made up by FIVE HUNDRED (500) common shares without a face value, all with a voting right (hereinafter referred to as the “Shares”). The Shares are common shares of two classes and confer the same rights per share to their holders, except with regard to electing and removing the directors, as provided for in this Agreement.

2.1 SHARE OWNERSHIP:

[#] and the FOUNDATION, have subscribed and are each, respectively, the owners of TWO HUNDRED AND FIFTY (250) shares of the Corporation, free of liens, taxes and obligations.

2.2 ACQUISITION OF THE PRICESMART SHARES:

The Parties hereby declare and state that, along with the signing of this Agreement, [#] and PRICESMART have subscribed a share purchase agreement through which [#] truly and effectively sells to PRICESMART, all its shares in the Corporation, that is to say, TWO HUNDRED AND FIFTY (250) shares (hereinafter, the “PRICESMART Shares”) for the global, sole, final and agreed on sum of FOUR MILLION SIX HUNDRED AND FIFTEEN THOUSAND SIX HUNDRED AND NINETY-SIX DOLLARS AND SEVENTY CENTS (US$4,615,696.70) (hereinafter, the “Price of the PRICESMART Shares”).

2.3 ADDITIONAL CONTRIBUTIONS OF CAPITAL:

The Parties acknowledge that the initial total value of the Shares of the Corporation equals the sum of NINE MILLION TWO HUNDRED AND THIRTY-ONE THOUSAND, THREE HUNDRED AND NINETY-THREE DOLLARS AND FORTY CENTS (US$9,231,393.40), corresponding to the sum of FOUR MILLION SIX HUNDRED AND FIFTEEN THOUSAND SIX HUNDRED AND NINETY-SIX DOLLARS AND SEVENTY CENTS (US$4,615,696.70), with regard to their respective two hundred and fifty (250) Shares of the Corporation.

The Parties are compelled to make the additional contributions of capital to the Corporation, in accordance with the detailed schedule of the additional contributions referred to in Section 6.4 of this Agreement.

In the event that the Board of Directors should consider it necessary or convenient to require the Parties to make additional contributions of capital to the Corporation (whether through cash contributions, contributions in kind, shareholder loans, external financing, or any other method), the grounds shall be stated in a resolution, , which must be approved by all the Board Members of the Corporation. Such resolution shall establish the sum of the contribution of each of the Parties (which must be proportional to its shareholding) and shall set the term that the Parties shall have to make such contribution or, in the event of the nonpayment of all or part of such contribution, the term and form in which they must notify the Corporation and the other Party of such situation.

In the event that one of the Parties (the “Defaulting Party”) notifies the other Party that it will not make all or part of the contribution required by the Board of Directors, or if the Defaulting Party does not make all or part of the required contribution during the term set out for such effects by the Board of Directors, the other Party (the Non-Defaulting Party) may, as soon as possible and in every event before a term of SIXTY (60) calendar days, starting as of the date on which it receives such notice, or as of the date on which the contribution should have been made, whichever should occur first, and once it has made the corresponding contribution of capital, carry out one of the following options:

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a)	Acquire all the shares that at such time are owned by the Defaulting Party for a value equal to NINETY-FIVE PERCENT (95%) of the total initial value of its shares plus the sums payable up to such date for the concept of contributions of capital by the Defaulting Party. In the event that the Non-Defaulting party should decide to exercise this option, the Defaulting Party shall be compelled to immediately deliver all its Shares in the Corporation, duly endorsed according to that provided in the applicable legislation, to the Non-Defaulting Party, simultaneously with the payment to the Defaulting Party of the before mentioned value and, consequently, shall lose the right to appoint members to the Board of Directors and Directors to the Corporation, and thus the Non-Defaulting Party may replace all the Board Members and Directors appointed up to such date by the Defaulting Party;

b)	Contribute an additional sum equal to the contribution of capital that the Defaulting Party should have made, receiving in return a proportional amount of Shares of the Corporation, in accordance with the capital that the Non-Defaulting party has contributed up to that time, according to that purchased with the total subscribed and paid in capital of the Corporation, in this way watering the Defaulting Party. Immediately after making such contribution, the Non-Defaulting party may appoint additional Board Members and Directors to replace some of the Board Members and Directors previously appointed by the Defaulting Party, in such a way that the members of the Board of Directors are distributed according to that established in Sections 3.2 and 4.1 of this Agreement;

c)	Subscribing a loan agreement with the Corporation, for a term of no more than TWELVE (12) months, through which the Non-Defaulting Party loans the Corporation the entire additional contribution that would have corresponded to the Defaulting Party. The Non-Defaulting Party may require that the Corporation guarantee such loan with a mortgage or pledge on its assets, or through another bank or fiduciary loan, at its full discretion. Such loan shall earn interests at an annual rate equal to the LIBOR rate plus FIVE PERCENT (5%). Payments made by the Corporation shall apply towards the payment of the interests earned by such loan and then to the capital of such. The Corporation may not distribute any divided among its shareholders until the loan has been cancelled in full, as per that described in this paragraph;

d)	Not chose any of the before mentioned options and restrict itself to make the corresponding contribution, in which event, the Non-Defaulting Party shall receive additional shares of the Corporation as soon as it has made its contribution, in such way that the total amount of shares held by the Non-Defaulting Party corresponds to the capital contributed by such party to that time, in this way watering the Defaulting Party. Once the watering has been performed, the Non-Defaulting Party may appoint the additional Board Members and Directors in replacement of those Board Members and Directors previously appointed by the Defaulting Party, which must be replaced based on this Agreement, in such way that the members of the Board of Directors are distributed as per that set out in Sections 3.2 and 4.1 of this Agreement.

2.4 RESTRICTIONS

No Shareholder shall pawn, mortgage, impose any charge nor in any way tax, whether directly or indirectly, and whether fully or partially, its Shares in the Corporation, its right of use on such Shares and on any rights deriving from or ascribed to such (including voting rights and the right to perceive dividends), without the specific prior and written consent of the other Shareholder.

With regard to any right or obligation by virtue of this Agreement or the Articles of Incorporation, or other right or obligation corresponding to a Shareholder of the Corporation, no Shareholder shall pawn, mortgage, impose any charge or in any way tax, whether directly or indirectly, and whether fully or partially, such rights of use on such rights or obligations, or the rights deriving from or ascribed to such, nor shall constitute or intend to constitute any trust whatsoever on such rights or obligations without the prior specific and written consent of the other Shareholder.

THIRD: BOARD OF DIRECTORS

3.1 The Board of Directors of the Corporation shall be made up of SIX (6) persons, and each of the Parties may therefore appoint THREE (3) Board Members. The first Board Members of the Corporation shall be:

For PRICESMART:	JOHN McGRORY
RODRIGO CALVO
ERIC TORRES

For THE FOUNDATION:	[#]
RENE VAN HOORDE
[#]

Likewise, the Corporation shall have SIX (6) Deputy Board Members that shall take the place of the Board Members upon their absence. Each of the Parties may appoint THREE (3) Deputy Board Members. The first Deputy Board Members are:

For PRICESMART:	MICHAEL McCLEARY
JESÚS VON CHONG
ERNESTO GRIJALVA

For THE FOUNDATION:	ROBERTO ALFARO
[#]
NATALIA A. DE CINIGLIO

Each Party may remove and replace any of its Board Members and Deputy Board Members at any time, and may also fill any vacancy of their respective Board Members and Deputy Board Members.

3.2 Notwithstanding the aforementioned, the Parties expressly agree that when the Parties do not have the same shareholding in the Corporation, they may name the Board Members and Deputy Board Members of the Corporation in accordance with the following distribution:

When the shareholding of a Party is:	It may appoint:

At least 17% and less than 34% of the shares	One Board Member

Between 34% and less than 50% of the shares	Two Board Members

Between half plus one share and less than 66% of the shares	Four Board Members

Between 66% up to 83% of the shares	Five Board Members

Between more than 83% and the entire shares	Six Board Members

3.3 The Board of Directors shall exercise all its powers in the Corporation, except for those reserved for the Shareholders by law, the articles of incorporation, the bylaws or this Agreement. The Board of Directors shall meet, without requiring a prior call, at least FOUR (4) times a year, holding ONE (1) meeting per quarter, and such shall be held on the first Thursday that is simultaneously a workday in both the Republic of Panama and the United States of America, during the months of February, May, August and November, at 10:00 am at the administrative offices of the Project. The Parties agree that until such offices are built, the meetings shall be held at the place agreed on by the Parties. Notwithstanding the above stated, the Parties may agree on different dates to hold the ordinary meetings. In this event, notices must be sent to the address that each Board Member has provided to the Corporation, in writing and ten (10) workdays in advance. In the event that quorum is not obtained in any of the before mentioned dates or any Board of Directors’ meeting

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that is validly called, the Parties agree that any Board Member present may send a second call to all the Board Members to hold a meeting of the Board of Directors within five (5) and seven (7) workdays after such notice, as long as the date of the second meeting is simultaneously a workday in both Panama and the Unites States of America. Such call must be sent in writing to all the Board Members, to the address that each of the Board Members provided to the Corporation, within two (2) workdays following the unsuccessful meeting.

The duties of the Board of Directors shall include, but are not limited to, reviewing and approving the changes proposed to the Schedules, Project Master Plan, Annual Budget, Procurement of Financing Facilities, Additional Financing from the Shareholders, Approval of Agreements (including, without any limitation, building and management contracts as well as the hiring of key personnel members) and reviewing the results based on the previously established objectives.

3.4 Notwithstanding the aforementioned, the Chairman or the Secretary of the Corporation, upon prior written notice of at least ten (10) calendar days in advance, may call for an extraordinary Board meeting, indicating the date, place and matters to be considered, as long as the date is a workday, both in the Republic of Panama and in the United States of America. Notices must be sent to the address that each Member has provided to the Corporation. Extraordinary meetings may be held without requiring a call if all the Board Members or their respective Deputy Members are present or duly represented in such.

3.5 The Board of Directors may meet in person, by phone conference or video conference or by any means of electronic communication as long as all the Board Members participating in the meeting are able to listen to one another. Any agreement reached in a Board meeting that is duly constituted, may be made without requiring a meeting if the agreement is recorded in a written document and signed by all the Board Members or their respective Deputy Members. Nonetheless, the Parties hereby agree that at least ONE (1) meeting a year shall be held in person. The decisions adopted in Board of Directors meetings must be recorded in written minutes, which must be signed by the Chairman and Secretary of the Corporation.

3.6 Each Board Member shall have the right to one vote and all agreements of the Board shall be approved by half plus one of the Members who are present, except for those matters that according to this Agreement or the applicable regulations in the Republic of Panama require another type of majority.

3.7 The necessary quorum to hold a meeting and deal with the agenda in a Board of Directors meeting shall be four (4) Board Members, two (2) of which shall be designated by THE FOUNDATION and the other two (2), by PRICESMART, or their respective deputies. In the event that the shareholding should vary between the Parties, quorum shall be constituted of four (4) Board Members, and each of the Parties shall represent at least one (1) Board Member in the meeting, as long as the Party holds at least 17% of the shares making up the capital, as per that stated in Section 3.2 above. Notwithstanding the before stated, if none of the Board Members or Deputy Board Members appointed by a Party are present in a Board meeting, or in the respective second call to such meeting, at the discretion of the other Party, such lack of quorum may be taken as a blockage situation, according to that contained in Section 6.6 below.

FOURTH: DIRECTORS AND LEGAL REPRESENTATION

4.1 The Corporation shall have SIX (6) directors and each Party shall therefore designate THREE (3) directors. THE FOUNDATION shall designate the individuals who will hold the positions of Chairman, Treasurer and one Regular Board Member and PRICESMART shall designate the individuals who will hold the positions of Vice Chairman, Secretary and one Regular Board Member. The first Directors of the Corporation shall be the following:

Chairman	[#]
Vice Chairman	JOHN McGRORY
Secretary	RODRIGO CALVO
Treasurer	[#]
Regular Member	RENE VAN HOORDE
Regular Member	ERIC TORRES

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Each Party may remove and replace its Directors at any time, as well as fill the vacancies of their Directors. Notwithstanding the aforementioned, the Parties expressly agree that when the Parties do not have the same shareholding in the Corporation, they may appoint the Directors of the Corporation in accordance with the following distribution:

When the shareholding of a Party is:	It may appoint:

At least 17% and less than 34% of the shares	The Secretary

Between 34% and at least 50% of the shares	The Secretary and the Vice Chairman

Between half plus one and at least 66% of the shares	The Chairman, the Vice Chairman and two Regular Board Members

Between 66% and less than 83% of the shares	All the Directors, except for the Secretary

Between over 83% and all the shares	All the Directors

4.2 The Parties hereby agree that the articles of incorporation of the Corporation shall establish that Legal Representation of the Corporation shall be held by the Chairman, in the absence of such, by the Vice Chairman, in the absence of both, by the Secretary, in the absence of all three of them, by the Treasurer, and in the absence of them all, Legal Representation shall be held by that person designated for such purposes by the Board of Directors.

FIFTH: MEETING OF SHAREHOLDERS

The Shareholder Meeting of the Corporation shall be called once it is considered to be necessary by one of the shareholders and with the frequency set out in the Articles of Incorporation and at least once (1) a year.

The call must be made in writing and delivered to all the shareholders of the Corporation, a minimum of ten (10) and a maximum of twenty (20) calendar days prior to the proposed date for the meeting, except if the shareholders waiver such right in writing. Quorum for a Shareholders Meeting shall be constituted by the physical presence or representation of the shareholders with half plus one of the voting, issued and outstanding shares. In the event that a quorum is not reached in a validly called Meeting of Shareholders, the Parties agree that the shareholder present in such first call must issue a second call to hold the Shareholders Meeting. The second call must comply with the same formalities of the first call, and must occur within two (2) calendar days following the date of the first call. The Shareholders Meeting must be held between five (5) and seven (7) workdays after the second call, as long as the date is a workday both in the Republic of Panama and in the United States of America.

Notwithstanding the aforementioned, if one of the shareholders does not attend a Shareholders Meeting nor the respective second call to such meeting, in such way that the quorum is not reached, at the discretion of the other shareholder, such lack of quorum may be considered as a blockage situation, in accordance with that stated in Section 6.6 below.

The resolutions adopted at the Shareholders Meeting must be recorded in written minutes , which must be signed by the Chairman and Secretary of the Corporation.

Decisions made by the Shareholders Meeting of the Corporation must be approved by the vote cast by the holders of half plus one of the voting, issued and outstanding shares that are present or duly represented in the Meeting.

Any agreement that may be reached in a Shareholders Meeting that is duly constituted may be reached without requiring a meeting, if such agreement is recorded in a written document and signed by all the shareholders of the Corporation.

SIXTH: ADMINISTRATION

6.1 Except for that provided in the Third Clause, PRICESMART shall be in charge of the daily administration of the operations of the Corporation with regard to the negotiation and signing of lease agreements in accordance with the operative budget, as well as the construction and property administration, lease of storefronts and, lastly, the operation of the Project. Such administration shall be carried out in accordance with the parameters and authorizations that have been set out and granted for such purpose by the Board of Directors. PRICESMART (and/or staff hired by PriceSmart Inc., or by a subsidiary of PriceSmart Inc. or its subsidiary) shall be in charge of: (i) directing and managing the design, development and construction of the Project (including matters related to the drawing up, engineering, architecture and tender of building contracts (hereinafter collectively referred to as the “Building Administration Services”); (ii) identify possible leaseholders, as well as negotiate and write up the respective lease contracts (hereinafter collectively referred to as the “Lease Services”); and (iii) in general, supervise the operation and administration of the Project, once it is in operation.

While this Agreement is in effect, PRICESMART is compelled to submit quarterly reports on its management for the consideration of the Board of Directors of the Corporation, in its four (4) ordinary meetings. The Board of Directors of the Corporation may approve or disapprove such reports, make recommendations or take those measures it considers necessary regarding PRICESMART and the carrying out of its responsibilities as Building Administration Service and Leasing Service suppliers of the Corporation.

6.2 Notwithstanding the aforestated, the Parties hereby agree that the Corporation shall hold PRICESMART and its directors, employees and agents, harmless and free of any responsibility in which it may incur in exercising its powers of administration conferred by this Agreement, except if such responsibility is a result of fraud or serious fault by PRICESMART.

6.3 PRICESMART (and/or its affiliate companies referred to in Section 6.1) shall be compensated by the Leasing Services, as of the date established by the Board of Directors, as follows. For the first year, the rate for the Lease Services shall be equal to the sum of fifty-four thousand and two hundred US dollars (US$54,200.00). For each following year, PRICESMART must submit the rate for the Lease Services proposed for the following year to the Board of Directors, at least ninety (90) days before the beginning of the next fiscal year, for the approval of the Board. The Parties agree that: (i) such rate shall not include possible third party costs (such as broker fees, if applicable), and all such possible costs must be previously approved by the Board of Directors, and, if this is the case, must be paid by the Corporation; and (ii) this rate, once it is previously approved, shall not be subject to review or modification without the unanimous approval of the Board Members of the Corporation. The total sum of payments made to PRICESMART for this service shall be covered with funds from the common area maintenance (“CAM”) fees charged to the leaseholders of the Project storefronts, unless the Board of Directors approves otherwise. Until the construction of the Project concludes, charges by PRICESMART for this service shall be capitalized.

PRICESMART (and/or its affiliate companies referred to in Section 6.1) shall be compensated for the Building Administration Services as follows. Each portion of the Project that is built by the Corporation shall be presented to the Board of Directors for its prior approval. Such presentation will include the estimated costs and expenses for the construction (including the expected costs of engineers, surveyors, architects and construction costs themselves), which, if disapproved by the Board of Directors, must be paid by the Corporation. The charges corresponding to Building Administration Services shall also be paid by the Corporation and shall equal three point five percent (3.5%) of the direct cost of construction that has been approved.

6.4 The Parties agree to make contributions of capital and pay for all the necessary costs to execute the Project, in accordance with the general budget, the preliminary schedule, the financing program and the detailed schedule of the contributions of capital, which are based on the preliminary plans, projections and estimates prepared during stages prior to the execution of this Agreement. Such general budget, preliminary schedule, financing program and detailed contribution of capital schedule are attached as Annex A and are an integral part of this Agreement. If one Party does not make the required contributions, the provisions contained in Section 2.3 of this Agreement shall apply.

It is understood that the Parties may modify these requirements as necessary.

During the effectiveness of this Agreement, forty-five (45) days before the end of each fiscal year, PRICESMART shall prepare the annual budget of the Corporation for the following fiscal year, which shall be subject to the consideration and approval of the Board of Directors. The annual Budget shall be effective only if fully approved by the Board Members of the Corporation. If the Board should for any reason disapprove the annual budget for the following fiscal year, at least fifteen (15) days before the end of the ongoing fiscal year, (excluding the Building Administration Services and Lease Services) such shall be automatically approved for each month of the following fiscal year, until the new annual budget is definitively approved by the Board of Directors.

6.5 The Parties hereby agree that the Corporation shall prepare and keep its accounting records and financial statements through the employees of the Corporation or a qualified accounting firm (with monthly financial statements for the Parties), in accordance with the generally accepted accounting principles and that such shall be audited each year by an internationally renowned accounting firm, which shall be approved by the Board of Directors. Every expense related to these matters shall be paid for by the Corporation. The end of the fiscal year for the Corporation shall be August thirty-first (31). The audited statements of the Corporation that have been reviewed and approved by the Board of Directors shall be final and only subject to review if so required by a competent government authority or if the Board of Directors considers it appropriate by majority decision.

6.6 If it is not possible to reach one or more agreements at least during two (2) Board of Directors Meetings or two (2) Shareholders Meetings, or if a Board Meeting or Shareholder Meeting has not been able to be held due to lack of quorum in the first and second calls, blockage will be deemed to have occurred if as a consequence of such blockage, according to the reasonable opinion of any of the shareholders, one of the following situations should occur:

a)	That it causes or probably causes the non-fulfillment, or material delay in compliance of the material obligations, legal and/or prescribed regulations and/or the covenants or agreements to which the Corporation is a party, especially including the development of the Project;

b)	The administrative resolution, termination or recall of any administrative concession, license or authorization granted in favor of the Corporation;

c)	The impossibility of agreeing on a dividend and/or contribution refund policy;

d)	The impossibility of agreeing on mergers and acquisitions materially affecting the Project;

e)	Any other situation that in the reasonable opinion of any of the Parties does not enable the execution of the objectives of the Corporation, such as, but not limited to, the approval of the Project development plans, the key lease approvals, the approval of the annual budget of the Corporation, contributions of funds or increases in capital.

If blockage is generated in accordance with the above paragraphs, the Parties must immediately start a mandatory conciliation process before the Conciliation and Arbitration Center of the Chamber of Commerce, Industry and Agriculture of the Republic of Panama, as per its respective regulations. If an agreement is not reached in the previously cited process during a term of thirty (30) calendar days, starting as of the date on which such began, then the following process shall be implemented:

Within five (5) calendar days following the end of the mandatory conciliation process, the Party that has not attended a Shareholders Meeting in the first and second call, or the Party whose Board Members or Deputy Board Members have not attended a Board of Directors meeting in the first and second call, in both cases giving rise to a lack of quorum that does not allow the meeting to be held, or the Party that has declared a situation of blockage in accordance with the provisions in points (a) to (e) of this section (the “OFFEROR”) must present an offer, in writing, to the other Party (the “OFFEREE”) for the entire, and no less than the entire, purchase of the shares of the Offeree in the Corporation. The Offeror shall specify the price to pay, in cash, for each of the Shares of the Offeree, in its offer.

Within ten (10) calendar days following the Offeree’s receipt of the offer made by the Offeror, the Offeree must notify the Offeror (i) of its intention of accepting the Offeror’s purchase offer, and the transfer of Shares and payment of the corresponding price must be executed within seven (7) calendar days following the notice of acceptance, or, on the contrary, (ii) purchase all of the Offeree’s shares in the share capital of the Offeree in the Corporation for a price equal to that offered by the Offeror and on the same conditions, and the transfer of Shares and payment of the corresponding price must be made within seven (7) calendar days following the notice.

If the Offeror does not provide written notice to the Offeror within the referred to ten (10) calendar days, such shall conclusively be considered to have accepted the offer made by the Offeror, and the transfer of Shares must be performed and the corresponding price paid within seven (7) calendar days following the conclusion of the referenced term. During this term, the Offeror is compelled to purchase the shares of the Offeree in the indicated terms and the Offeree shall be compelled to sell them.

In the event that three (3) years have elapsed as of the date of issuance of the Shares, the party wishing to put an end to the relationship with the other party may use the share transfer procedure contained in the Seventh clause of this Agreement.

SEVENTH: TRANSFER OF SHARES

7.1 Except for that provided in Sections 7.2 and 7.3, the Parties may not dispose nor agree to dispose of their Shares in the Corporation for a term of three (3) years, starting as of the date of this Agreement. Once the initial term has expired, if one of the Parties wishes to dispose of its Shares in the Corporation (except for the transfers referred to in Sections 7.2 and 7.3), such Party must do so in accordance with the terms and conditions of this Seventh Clause.

7.2 If one of the Parties wishes to transfer its Shares to an Affiliate legal entity, the assignor must notify the Corporation and the other Party, and must provide irrefutable and sufficient proof regarding the status of the Affiliate in such entity. For such purposes , an “Affiliate” company of PRICESMART shall be considered as that in which at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares are owned by PRICESMART, that which holds at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares of PRICESMART, or that having a common shareholder with PRICESMART, which holds at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares of PRICESMART and the Affiliate. For its part, the “Affiliate” company of THE FOUNDATION shall be that in which at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares is owned by the beneficiaries. THE PARTIES agree that the Corporation may at all times have a maximum of two (2) shareholders.

7.3 The Board of Directors of the Corporation shall have fifteen (15) calendar days, starting as of the date on which it receives written notice from the Party assigning or transferring its shares to an Affiliate company, to verify that the conditions reflected in the previous paragraph have been met, and may not deny authorization without just cause. If the Board of Directors does not respond within the described term, the proposed transfer shall be construed as accepted.

7.4 Any other assignment or transfer of Shares other than those contemplated in the previous paragraphs shall be subject to the first refusal right of the other Party, as per that set out in this Agreement. The exercise of such right as set out in this document must be reflected in the Articles of Incorporation of the Corporation.

7.5 If any of the shareholders of the Corporation (the “Offeror Shareholder”) decides (a) to transfer its Shares, for any reason or cause, or (b) to seek potential buyers for its Shares, it must notify the Corporation and the other shareholder (the “Remaining Shareholder”) in writing about such decision and inform such of the nature of the transfer it intends to perform, the price and the name of the person to whom it shall transfer its Shares (the “Third Party Purchaser”); and present the formal offer of sale of its Shares, the minimum price it will accept for such and the other conditions of the proposed operation. The purpose of such notice shall be that the Remaining Shareholder may chose, within twenty (20) calendar days as of the date upon received the notice, to exercise (i) its first refusal right regarding the Shares that are for sale in the terms contained in the notice, offering to pay the same sum of money and on the same conditions as those described in such notice for such shares, or (ii) its right to sell all the Shares it owns to a Third Party Purchaser on the same terms and conditions set out in the notice, who in this event shall be compelled to purchase the entirety of the offered Shares. If the Remaining Shareholder states that it does not wish to acquire the Shares nor sell its own Shares to the Third Party Purchaser, or does not reply within the established term, the Offeror Shareholder may freely offer its Shares to the Third Party Purchaser, as long as it does so for the same price and payment conditions. It is understood that the Parties may not perform partial sales of their Shares in favor of third parties and that each and every sale of Shares performed in accordance with the stipulations of this Clause shall only be payable in cash.

7.6 If the Remaining Shareholder should decide to exercise its first refusal right, or chose to sell its own Shares to the Third Party Purchaser, the Parties shall have a term of ten (10) calendar days to perfect the transfer of Shares, which may be extended in case any government or other type of authorization is required. Once the twenty (20) calendar day term has expired without any reply from the Remaining Shareholder with regard to the exercise of the purchase or sale options provided herein or the expiration of the ten (10) calendar day term without the transfer of Shares being transferred to the Remaining Shareholder, as long as the expiration of this term is not due to acts or omissions by the Offeror Shareholder, the Offeror Shareholder shall have thirty (30) calendar days to sign the Share Transfer Agreement with the Third Party Purchaser. Otherwise, it must again notify and newly grant the first refusal right.

7.7 In accordance with the Tenth Clause below, in any assignment or transfer of Shares that is allowed, the acquiring party must, simultaneously with the transfer in question, subscribe its acceptance of all the terms of this Agreement and, consequently, assume all the rights and obligations contained in such. Likewise, the Third Party Purchaser must meet the suitability and ethical quality standards acceptable for the Remaining Shareholder, while this party holds at least ten percent (10%) of the issued and outstanding shares of the Corporation.

7.8 Shares may be transferred, conveyed or be the object of any other type of provision only as per that which is specifically allowed for and in accordance with the applicable procedures specified in the Articles of Incorporation of the Corporation and in this Agreement, and this Agreement shall prevail over the Articles of Incorporation in the event of conflict. The Party transferring its shares shall bear all the expenses derived from such transaction, to be carried out in strict compliance with the terms and conditions set out in this Agreement.

7.9 Notwithstanding that provided in this Clause, THE FOUNDATION hereby declares and states that it shall not, fully or partially, transfer, assign, sell nor convey its Shares in favor of Wal-Mart Stores, Inc., SHV Holdings, N.V. (Makro), Dayton Hudson Corporation, Kmart Corporation, The Home Depot, Inc., Office Depot, Inc., Costco Companies, Inc., Carrefour, S.A., BJ’s Wholesale Club, Inc.,

or any individual or legal entity affiliated to such, or any line of business that competes with PRICESMART.

7.10 Notwithstanding that provided in this Clause, PRICESMART hereby declares and states that it shall not, fully or partially, transfer, assign, sell nor convey its Shares in favor of Industrias Lácteas, S.A., Nestlé de Panamá, S.A., Refrescos Nacionales, S.A. (Nevada), Productos Lácteos, S.A. (Prolacsa), or any individual or legal entity affiliated to such, or dedicated to the production, marketing and sale of dairy products or beverages.

EIGHTH. PREEMPTIVE RIGHT REGARDING SUBSCRIPTION AND ACQUISITION.

In the event of an increase of capital authorized by the Corporation or in the event that the shares held in the treasury of the Corporation are intended for sale , except for that provided in Sections 2.3 (b) and 2.3 (d) of this Agreement, each of the Shareholders registered to such date shall have the preemptive right to subscribe or acquire the Shares, whose issuance is being considered or Shares of the treasury whose sale is considered, as may be the case, in proportion to the Shares that the Shareholder holds, at such time, in the issued and outstanding capital of the Corporation.

The Shareholder must exercise this right and pay the value within the term established by the Board of Directors, which shall not be less than ten (10) nor more than twenty (20) calendar days. Once this term has expired, those Shares that have not been subscribed or acquired by one of the Shareholders, as well as the Shares that a Shareholder has agreed to acquire but has not paid within the term set by the Board of Directors, shall be offered during a second round to the Shareholder who has agreed to subscribe or purchase the Shares that were offered to the Shareholder.

Once the term set by the Board of Directors of the offering corporation for the second offer has expired, the remaining Shares may be freely offered and sold to third parties

NINTH: DIVIDEND POLICY

9.1 Except for that established in Clause 2.3 (c), the Board of Directors shall declare every available profit according to law as a dividend, except for the withholdings or reserves that the Board of Directors considers appropriate for maintaining the work capital, early investments of capital for the Project, and the normal line of business of the Corporation’s operations.

9.2 The Board of Directors shall make the previous statement on the first (1st) of November of each year, at the latest, and distribute the dividends on December thirty-first (31) of each year, at the latest.

9.3 Shareholders shall ensure that the Board members appointed by them always vote on the distribution and/or ratification of dividends in accordance with this Clause.

9.4 The Shareholders are bound to have their respective Board members approve the dividend policy reflected in this Agreement during the first meeting of the Board of Directors.

TENTH: ASSIGNMENT

None of the Parties of this Agreement may transfer their rights or obligations under this Agreement without the prior and written consent of the other Party.

In the event that THE FOUNDATION or PRICESMART should transfer their Shares to any subsidiary or Affiliate company or to third parties, once the conditions contemplated in this Agreement have been met, the assignee must undertake the obligations of the assignor Shareholder under this Agreement and must sign a duplicate of this Agreement, in this respect.

Share certificates of the Corporation must include the following text:

“The assignment, conveyance, endorsement or transfer of the Shares represented by this Certificate is subject to the conditions and limitations contained in the Articles of Incorporation and the Agreement between the Shareholders entered into on September     , 2008. In order for the

assignment, conveyance, endorsement or transfer, for any reason, to take effect before the Corporation, the assignees or purchasers must accept the conditions of the aforementioned Agreement, signing a duplicate of such. A copy of this Agreement may be reviewed at the headquarters of the Corporation.”

ELEVENTH: TAXES AND COSTS

Each of the Parties is compelled to pay the taxes corresponding to it (including, without limitation, income taxes, taxes on dividends and due to increases in capital) by virtue of the transactions referred to or contemplated by this Agreement.

Likewise, THE FOUNDATION and PRICESMART hereby agree that costs related to the formation of the Corporation and implementation of the Project (including, without limitations, any taxes produced by the construction of such) shall be borne by the Corporation and if the Corporation does not have the resources to pay such, shall be borne by THE FOUNDATION and PRICESMART in a proportion equal to their shareholding in the Corporation at the time that each expense is incurred in.

TWELFTH: CONFIDENTIALITY

12.1 Each Party shall keep business information, all information related to the Project and all confidential information of the other Party to which it may in any way have access, as well as the content of this Agreement or any agreement or document mentioned in this Agreement , under strict reservation and confidentiality and shall in no way nor for any purpose disclose or make public the aforementioned to third parties, by any means whatsoever, except according to that provided in this Agreement, without the prior written consent of the other Party.

12.2	The confidentiality obligations provided in this Clause shall not apply to information that:

a)	is already or becomes public domain, without any act or omission by any of the Parties or another person to whom the confidential information has been communicated in accordance with this Agreement;

b)	is independently acquired by a third party stating to have the right to disclose such information at the time that it is disclosed to the Party in question; or

c)	is developed by the Party in question, independently from the commercial or confidential information received by that Party for its holdings in the Corporation.

12.3 Notwithstanding that provided in this Clause, this Agreement as well as commercial and other confidential information may be disclosed if such disclosure:

a)	is mandatory in accordance the applicable law, regulations, decree or rules, or ordered by a competent authority in accordance with the applicable legal procedures (as long as the Party compelled to disclose the information as per that provided in this Clause, employs all possible efforts to notify the other Party in writing and without delay before such disclosure takes place);

b)	is made to an affiliate, as long as the Party wishing to disclose the information according to that provided in this Clause guarantees that such affiliate shall adhere to the confidentiality obligations of this Agreement;

c)	is made to an auditor or professional adviser in a relationship of professional confidentiality;

d)	is made to the employees, officers and directors of a Party or those of an affiliate of a Party or to a consultant or representative working for a Party or its affiliate (as long as such employees, officers, directors, consultants and representatives are signatories of the binding confidentiality obligations corresponding to the Party in question or in the events in which their relation with the Party in question is governed by laws or regulations imposing confidentiality obligations on the Party in question); or

e)	is made to a bank or another financial institution or company financing or that intends to finance the shares of the applicable Party in the Corporation, including all consultants working for such bank or other financial institution or company, as long as the Party confirms that such entity or consultant shall fulfill the confidentiality obligations set out in this Agreement.

In accordance with the above mentioned, the FOUNDATION understands and agrees that the only owner of PRICESMART is PriceSmart Inc., a public company and, as such, PriceSmart Inc. has certain disclosure obligations in accordance with the rules and regulations applying to such (which may include, but is not limited to, the public disclosure of this Agreement and/or the material terms of this Agreement and/or financial statements of the Project).

THIRTEENTH: PROJECT DEVELOPMENT

13.1 PRICESMART shall develop a membership shopping warehouse on the Property under the format commonly known as “PriceSmart Membership Shopping” (the “PriceSmart Warehouse”). The Parties understand and agree that the PriceSmart Warehouse and the Project shall be mutually beneficial. Therefore, the Parties agree that the Corporation shall not cause any part of the Project to be detrimental to the PriceSmart Warehouse, and that the Project shall be developed and operated in accordance with the criteria set out in the Master Plan of the Project, attached to this Agreement as Annex A, including, without limitation, the requirements regarding density, height, use, signage, parking and maintenance (collectively, including the map of the site contained in such Annex, referred to as the “Criteria”). The Criteria may only be modified by unanimous agreement of the Board of Directors of the Corporation. Likewise, PRICESMART undertakes that the PriceSmart Warehouse shall not be detrimental to the Project.

13.2 Concurrently with the agreements between the Parties set out in Section 13.1 above, along with the signing of this Agreement, the Parties agree that the Corporation and Weinar will grant a public deed and shall register such deed in the Property Section of the Public Registry of the Republic of Panama, for the documentation of the Easement Agreement attached as Annex E, which is an integral part of this Agreement and that refers to certain limitations regarding the property based on the Criteria.

13.3 The Parties understand and agree that the mutual undertakings and obligations set out in this Agreement, particularly those in Sections 13.1 and 13.2, depend on the Parties, their successors and/or assignees being bound to respect the Criteria, since they would otherwise substantially reduce their value. Consequently, the Parties agree that if any or all of them agree on the assignment of their shares with a third party or reach any other agreement through which the Property or the Project would be controlled by a third party, such agreement, the assignment transaction, and any related and similar document shall establish that (i) such third party assignee and its successors and/or assignees shall be bound to comply with the Criteria (unless the Criteria have been revoked through a written agreement by the Parties); (ii) if such third party or its successors and/or assignees wish to provide their Shares in the Corporation, or dispose of the Property or the Project, or the control of the Property or the Project, to any other third party, any agreement containing the terms of such provision or any similar agreements shall contain the provisions requiring such future assignees to also be bound to comply with the Criteria (unless the Criteria have been revoked through a written agreement between the Parties); (iii) the resources available to the Party that is not a part of such agreement, assignment document or similar agreements in the event of noncompliance with any of the Criteria shall not be limited or reduced as a result of such transaction; and (iv) the Party that is not a part of such agreements, assignment documents or similar agreements, as may be the case, shall benefit from the Criteria and such agreements, assignment documents or similar agreements described in points (i), (ii) and (iii) above and may require the compliance with the above from any assignee.

FOURTEENTH: NOTICES

Any notice or communication in accordance with this Agreement must be delivered in writing and in person or sent by Fax, email or another telecommunication mechanism to:

For PRICESMART:

PRICESMART PANAMÁ, S.A.

Esquina de Vía Brasil y Vía España

Panamá, República de Panamá

Phone: (507) 265-2311

Fax: (507) 265-5751

E-mail: etorres@pricesmart.com

Attention: Eric Torres

With a copy to:

PriceSmart Inc.

9740 Scranton Road

Suite 125

San Diego, CA 92121

USA

Attention: General Counsel

Fax: (858) 404-8828

Email: bgans@pricesmart.com

For THE FOUNDATION

FUNDACIÓN TEMPUS FUGIT

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or any other address or any other person that any of the Parties has designated as a last resort by way of a notice to the other Party. Each one of the referred to notices or communications shall be effective (i) if provided by email, fax or through a means of telecommunications, when transmitted to the corresponding number that is specified in (or in accordance with) this Clause and a satisfactory reply is received from the respective system, (ii) if sent by overnight mail, one workday, and if sent by certified or registered mail, three workdays after the referred to communications have been deposited in the mail with a pre-stamped first-class envelope, addressed as explained above or (iii) if provided by any other means, when it is effectively received at the aforementioned address.

FIFTEENTH: AMENDMENTS

Any amendment, modification, addition or clarification to this Agreement must be recorded in a written agreement signed by all the Parties.

SIXTEENTH: ARBITRATION

Any dispute arising between the Parties with regard to the execution, interpretation, validity, compliance or noncompliance of this Agreement, except for that provided in Clause 6.6, shall be resolved by the parties through arbitration after attempting the conciliation between the Parties, to be held at the Conciliation and Arbitration Center of Panama, presently located at the Chamber of Commerce, Industry and Agriculture of Panamá, and shall submit to the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration tribunal shall be made up of one (1) arbitrator designated by each Party, and one (1) arbitrator designated by mutual agreement between the arbitrators designated by the Parties, and in any event, the tribunal shall have no less than three (3) arbitrators. In the event that the arbitrators designated

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by the Parties do not reach an agreement regarding the appointment of the third arbitrator after fifteen (15) calendar days have elapsed as of the notice providing an invitation to carry out such appointment, the third arbitrator shall be appointed in accordance with the procedure set out in the mentioned rules and may not have a direct or indirect relationship with any of the Parties involved. Arbitration shall be held in the city of Panama, Republic of Panama, and in the Spanish language. The arbitration award shall be final and non-appealable and costs and expenses of the process must be paid for by the non-favored Party.

Expenses related to arbitration and arbitrator fees shall be borne by the Parties in equal proportion as the procedure unfolds . Fees corresponding to the respective advisors, experts and attorneys shall be borne by each Party. All this, without detriment to the obligation of the non favored party to reimburse the legal fees and expenses corresponding to the favored party. The award must state the responsibility of the non favored party with regard to fees and expenses requiring such Party to pay such fees and expenses and reimburse the favored party, if so established by the arbitrational tribunal.

Once the award has been made and is standing, it shall be considered res judicata and the Parties must comply with such award, without any delay.

Both Parties additionally, agree to expressly waive any other privilege or jurisdiction.

SEVENTEENTH: COMPLIANCE WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT, (hereinafter referred to as “FCPA”)

The Parties agree that neither the Corporation, nor any of the parties, whether directly or indirectly through agents, employees, representatives (jointly, the “Representatives”) shall grant or undertake to make payments or any other objects of value to any third party for any purpose whatsoever, nor commit any other act that is unlawful under the laws of the United States of America, including, but not limited to, the FCPA. To such effect, at the time of subscribing this Agreement, the Parties hereby declare and state the following:

(i)	That they will take the necessary steps so that their Representatives read and understand the FCPA, a summary of which is attached to this Agreement as Annex B and that is an integral part of the Agreement ; For this effect, PRICESMART shall instruct and educate the representatives designated by THE FOUNDATION regarding the FCPA provisions.

(ii)	That neither they nor their representatives have or will violate the provisions of the FCPA as regards the establishment and operation of the Corporation or the Project;

(iii)	That in the measure that any public officer, official of any political party or candidate for public office has any interest in THE FOUNDATION, such person or official may not participate in any government decision, of any nature whatsoever, regarding the operations of the Corporation or the development of the Project, nor may use their influence to obtain government authorizations required to develop the Project;

(iv)	In the event that there is a change in the holdings of the PRICESMART shares or the beneficiaries of THE FOUNDATION, which in turn results in new owners of such actions or beneficiaries of PRICESMART or THE FOUNDATION, as may be the case, that are other than and not related with the owners of the shares or benefits of PRICESMART or THE FOUNDATION, the owners of the shares and the beneficiaries of PRICESMART or THE FOUNDATION, as may be the case, on the date of the signing of this Agreement, the current shareholders or beneficiaries will notify the shareholders or beneficiaries of PRICESMART or THE FOUNDATION, as may be the case, about such change, in writing, at least thirty (30) calendar days before the date on which such change is foreseen to take place. On the date of the execution of this Agreement, the beneficiaries of THE FOUNDATION, and the owners of approximately forty-eight percent

(48%) of the shares of PriceSmart Inc. (the sole owner of PRICESMART), are the only persons or entities listed in Annex C, which is an integral part of this Agreement.

(v)	A FCPA violation or acts or circumstances that are in conflict with the statements, guarantees, acknowledgements and undertakings contained in this Clause, according to the opinion of an attorney or an independent law firm, designated by mutual agreement by PRICESMART and THE FOUNDATION, duly authorized to exercise law in the United States of America, may be considered by each of the Parties as a substantial noncompliance of the obligations of the other party under this Agreement and shall give the Party the right to exercise each and every right available to such, including the right to be compensated for each and every damage suffered by such Party as a result of such, as well as the unilateral termination and without requiring the prior judicial resolution of this Agreement. If within seven (7) calendar days after a Party has invoked this point (v) no mutual agreement is reached regarding the designation of the attorney or the law firm, any Party may resort to the provisions of the Sixteenth Clause for a presumed violation of the FCPA, or the acts or circumstances conflicting with the statements, guarantees, acknowledgements and obligations contained in this Clause.

EIGHTEENTH: RELATION BETWEEN THE PARTIES

This Agreement does not make any Party an agent of the other. No Party shall have the right or the authority to undertake, create or increase any obligation or promise on behalf of the other Party, nor state that it has the authority to bind the other Party in any way.

NINETEENTH: INEFFECTIVENESS OR UNENFORCEABILITY

If any provision in this Agreement is determined to be invalid, illegal or unenforceable by any government agency, the remaining provisions in the Agreement shall continue to be in force and in effect.

TWENTIETH: SOLE AGREEMENT

This Agreement and the share purchase agreements referred to in Section 2.2 of this Agreement contain all the agreements, understandings, representations, undertakings and obligations of the Parties relating to the issues contemplated in such and, therefore, supersede, replace and void any prior agreement, covenant, representation or understanding between the Parties or any of the parties, whether oral or written.

TWENTY-FIRST: APPLICABLE LAW

This Agreement shall be governed in accordance with the laws of the Republic of Panama.

BY VIRTUE OF WHICH, the Parties hereby sign this Agreement on two (2) counterparts with the same contents and effect, today, September 24, two thousand and eight (2008).

For:	The FOUNDATION	For:	PRICESMART

By:	/s/	By:	/s/

ANNEX A

General Budget

Preliminary Schedule

Financing Program

Details Schedule of Additional Contributions to Capital

Operations Budget (CAM)

Project Master Plan

Preliminary Proforma

Iteration date: September 12th 2008

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[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Development Criteria:

•	Minimum parking ratio:

1 unit per every 23 square meter of sales area

•	Maximum building height: 10 meters

•	Density: Sales area less than or equal to 40% of the land area

Signage Criteria:

•	Signs on the front with maximum dimensions of 1.2 X 4 meters at a uniform height

•	Signs on the standpipe only for those storefronts with over 4,000 square meters of sales area and to be placed in a single point as determined by management

Usage Criteria: Uses not permitted: supermarkets, home product stores, membership shopping clubs, discount stores, superstores, movie theaters, theaters, gymnasiums, casinos, churches, offices, businesses whose main line of business is the sale of served liquor, storefronts whose line of business is in conflict with ethics and good practices , in the management’s opinion.

ANNEX B

THE U.S. FOREIGN CORRUPT PRACTICES ACT

SUMMARY DESCRIPTION

The U.S. Foreign Corrupt Practices Act makes it unlawful for any employee or any agent of any U.S. company, or any subsidiary thereof, to corruptly offer, pay, promise to pay, or authorize the payment of, any money, gift, promise to give, or authorization of the giving of anything of value to any foreign official, foreign political party or official thereof, or any candidate for foreign political office (subject to certain limited exceptions) for purposes of:

(i)	influencing any act or decision of such person or entity; or

(ii)	inducing such person or entity to do or not do any act in violation of the lawful duty of such person or entity; or

(iii)	inducing such person or entity to use its influence with a foreign government of instrumentality thereof;

(iv)	to affect, influence or assist such company or subsidiary in obtaining or retaining business, or directing business to any particular person or entity, or securing an improper advantage.

Further, it is unlawful to do any of the above to any person who is not a foreign official, foreign political party or official thereof, or any candidate for foreign political office, knowing that such payment, promise, offer, etc., or a portion thereof, will be offered, given, or promised, directly or indirectly, to a foreign official, foreign political party or official thereof, or any candidate for foreign political office.

United States citizens employed by foreign-incorporated subsidiaries also are subject to the Act. The Act also applies to non-U.S. citizens who reside in the United States or who are officers, directs, employees, or agents of the companies or subsidiaries. A subsidiary of a U.S. company, which is incorporated in a foreign country, may be subject to the Act if the subsidiary or its employees aid, abet, or conspire to violate the Act, and the U.S. parent company may likewise be liable.

ANNEX C

BENEFICIARIES OF THE PARTIES

For THE FOUNDATION

[#]

For PRICESMART

A group made up of the President and CEO Robert Price; the General Manager, José Luis Laparte; the Executive Vice President of Real Estate and Development and Director Jack McGrory; Directors Murray Galinson and Keene Wolcott; and the significant shareholder Sol Price; and their respective affiliate companies, including Price Charities and The Price Group LLC.

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX D

Property Certification granted by the Public Registry

REPUBLIC OF PANAMA

THE PUBLIC REGISTRY OF PANAMA

No. 904888

09/19/2008

WITH APPLICATION NO. 527575 IN ITS PRESENCE ,

C E R T I F I E S:

THAT THE CORPORATION GOLFPARK PLAZA, S.A., IS THE OWNER OF PROPERTY NO. 281771. REGISTERED UNDER DOCUMENT 1330529 OF THE PROPERTY SECTION, PROVINCE OF PANAMA.

LOCATION: DISTRICT HEAD OF THE PROVINCE OF SAN MIGUELITO.

THAT THE SURFACE AREA OF THIS PROPERTY CONSISTS OF A FREE SPACE WITH A SURFACE AREA OF 3 HECTARES AND 8331.34 SQUARE METERS.

THAT TO THIS DATE NO ENTRIES OF THE REGISTRATION LOG ARE PENDING.

ISSUED AND SIGNED IN THE PROVINCE OF PANAMA, ON SEPTEMBER NINETEENTH, TWO THOUSAND AND EIGHT. AT 03:26:43 PM

NOTE: THIS CERTIFICATION PAID TAXES EQUAL TO B/. 30.00

VOUCHER NO. 08- 527575

DATE: Friday, September 19, 2008.

[Signature illegible]

TUARE JOHNSON

NOTARY PUBLIC

ANNEX E

Easement Agreement

PUBLIC DEED (*)

By which GOLFPARK PLAZA, S.A. hereby establishes an easement on property No. 281771, of which it is the owner, registered in the Property Section, Province of Panama.

Panama, [*] [*], 2008.

In the city of Panama, capital of the Republic and Head of the Notary Division bearing that same name, on (*) (*), two thousand and eight (2008), before me, DIOMEDES EDGARDO CERRUD, (Fifth) Notary of the Division of Panama, with identity card number [#], personally appeared, [#], male, Panamanian, of legal age, married, businessman, bearer of identity card number [#], acting in his capacity as President and Legal Representative of GOLFPARK PLAZA, S.A., a corporation duly registered under Index Card Six twenty-eight seven sixteen (628716) of the Microfilm (Trade) Section of the Public Registry, duly authorized according to the minutes of the Shareholders Meeting, which is included at the end of this deed, and is a part of such, on the one hand and, on the other, José E. Silva, male, Panamanian, of legal age, married, office clerk, bearer of identity card number [#], acting on behalf and in representation of WEINAR RESOURCES INC., a corporation duly registered under Index card six hundred and sixteen thousand two hundred and seventy-five (616275) in his capacity as President of the corporation, duly authorized to celebrate this act according to the Minutes of the Board of Directors Meeting, which is included at the end of this deed, and is a part of such, both of whom I attest to know and who requested that the following, as I am proceeding to do, be perfected as a public deed:

First: GolfPark Plaza, S.A. states that it is the owner of Property number two hundred and eighty-one thousand, seven hundred and seventy-one (281771), registered under document one million four hundred and twenty thousand, four hundred and seventy-three (1420473) of the Public Registry Property Section of the Province of Panama, (hereinafter, the “Servient Tenement”).

Second: GolfPark Plaza, S.A. states that its shareholders intend to develop and operate a commercial real estate project on the property, mentioned in the above paragraph, that will consist of a commercial complex and related improvements.

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Third: GolfPark Plaza, S.A., further states that it establishes a Voluntary Negative Continuous and Hidden Easement on its property number two hundred and eighty-one thousand, seven hundred and seventy-one (281771), registered under Document 1330529 of the Property Section, Province of Panama, according to sections five hundred and fourteen (514), five hundred and fifteen (515) and five hundred and seventy-three (573) of the Civil Code in favor of property number two hundred and eighty-five thousand three hundred and fifty-one (285351) registered under Redi Document number one million four hundred and twenty-one thousand and twenty-one (1421021) of the Property Section, Province of Panama (hereinafter, the “Dominant Tenement”) owned by the corporation Weinar Resources Inc., so as to expressly provide that the following activities, uses, constructions or construction developments may not be performed or carried out on the Servient Tenement or the parts of land divided from such, as per that purpose described under the above Second point, and that agreed on with the adjacent Dominant Tenement:

(A) Uses (hereinafter, the “Usage Criteria”)

The Servient Tenement may not be used for commercial activities related to the following types of businesses: (i) supermarkets; (ii) home product stores, (iii) membership shopping clubs, (iv) discount stores, (v) superstores, (vi) movie theaters, (vii) theaters, (viii) gymnasiums, (ix) casinos or gambling establishments, (x) churches, (xi) storefronts which main line of business is the sale of served liquor, such as bars or pubs, (xii) storefronts whose commercial activities are at odds with ethics and good practices.

(B) Development (hereinafter, “Development Criteria”):

With regard to that set out in the Second point, above, the Servient Tenement limits the configuration of the parking space of the project to a minimum ratio of one (1) unit for each twenty-three square meters (23m2) of sales area corresponding to the Project.

Likewise, and in developing the project in accordance with the Second point, above, the density of each and every one of the future buildings to be constructed on the Servient Tenement is limited to a sales area of less than or equal to forty percent (40%) of the area of land.

(C) Signage (hereinafter, the “Signage Criteria”):

In accordance with that set out in the Second point, above, and in completion of the Development Criteria, the Dominant Tenement limits signage : (i) to maximum dimensions of one point two by four meters (1.2m x 4m)

of constructions given the purpose described in section 2 above and the agreement reached with the adjoining Dominant Tenement:

(A) Usage (hereinafter referred to as “Usage Criteria”):

The Servient Tenement may not be used for commercial activities related to the following types of businesses: (i) supermarkets; (ii) home product stores, (iii) membership shopping clubs, (iv) discount stores, (v) superstores, (vi) movie theaters, (vii) theaters, (viii) gymnasiums, (ix) casinos or gambling establishments, (x) churches, (xi) offices providing professional services (xii) storefronts whose main line of business is the sale of served liquor, such as bars or cantinas (xii) storefronts whose commercial activities are at odds with ethics and good practices , in the opinion of the owner of the Dominant Tenement.

Likewise, and in accordance with the business purpose of the Servient Tenement, the use of such is forbidden for the construction of any type of building whose purposes relate to the practice of any type of religion and/or cult.

Additionally, and as a general principle of the Servient Tenement, the use of such for any activity or business whose line of business is at odds with ethics or good practices, in the opinion of the Dominant Tenement.

(B) Development (hereinafter referred to as “Development Criteria”):

In view of that stated in the Second point above, the Servient Tenement restricts the conformation of the parking lot to a minimum parking relation of one (1) unit per each twenty-three square meters (23 m2) of sales area.

Likewise, the development of the project in accordance with the Second point, above, shall restrict the density of each and every future building to be constructed on the Servient Tenement to a sales area of less than or equal to forty percent (40%) of the area of land.

Also, in the development of the project as per that set out in the Second point, above, the maximum height of all new buildings shall be restricted to ten (10) meters.

(C) Signage (hereinafter referred to as “Signage Criteria”):

In accordance with that stated in the Second point above, and to complete the Development Criteria, the Dominant Tenement restricts signage to: (i) fascia to maximum dimensions of one point two meters by four meters (1.2m x 4m) at a uniform height; (ii) on the post or tower, only for the storefronts with a sales area measuring over four thousand square meters (4000 m2) and to the location of such in a single point determined by the Dominant Tenement.

uniform height for the fascia; (ii) on the post or tower, only for the storefronts with a sales area measuring over four thousand square meters (4000 m2) and to the location of such in a single point determined by the Dominant Tenement.

Usage Criteria, Development Criteria and Signage Criteria are established as the restrictions of the easement constituted on the Servient Tenement in favor of the Dominant Tenement.

This easement is granted for an indefinite period and shall remain in effect until the maximum period set out by the Panamanian laws and shall affect the Servient Tenement and the subsequent property divisions to be performed in the future, as of the registration of such easement in the Public Registry.

Fourth: Weinar Resources Inc. states that it accepts the restrictions to the ownership and easement set out in this Deed in favor of the Dominant Tenement.

The following constitutes the Minutes of the Extraordinary Meeting of the Board of Shareholders of GoldPark Plaza, S.A., Minutes of a meeting of the Board of Directors of Weinar Resources Inc. (TRANSCRIPTION OF THE MINUTES)

The Notary informed the appearing parties that a copy of this instrument must be registered in the Public Registry and, having read the instrument to the appearing parties in the presence of the witnesses [*] (male/female); with identity card number [*] ([*]), and [*], (male/female), bearer of identity card number [*] ([*]), both, of legal age [Panamanians] and neighbors of this city whom I know and who are capable of exercising the position, agree with that contained herein, approved of such and signed them before me, the Notary, who hereby attests.

THIS DEED BEARS THE NUMBER [*]                                                                 ([*])                                 (Signed)

[*]                                [*]                                 [*]

LIC DIOMEDES EDGARDO CERRUD, NOTARY OF THE FIFTH DISTRICT OF PANAMA, THIS COPY THAT I ISSUE, SEAL AND SIGN IN THE CITY OF PANAMA, REPUBLIC OF PANAMA, ON [*] ([*]), TWO THOUSAND AND EIGHT (2008) IS IN ACCORDANCE WITH ITS ORIGINAL.

PUBLIC DEED [*]

                                ([*])

Whereby GOLFPARK PLAZA, S.A., constitutes an easement on the property of its domain No. 281771, of the Property Section, Province of Panama.

Panama, [*] [*], 200[*]

In the City of Panama, Capital of the Republic of Panama and Head of the Notarial District of the same name, on [*] [*], 200[*], before me, Licenciado [*], [*] Notary of the District of Panama, with identity card No. [*] ([*]), personally appeared before me [*], (male), (Panamanian), of legal age, (married), (attorney) bearer of identity card No. [*] ([*]), acting in his/her capacity as [*] of the corporation GOLFPARK PLAZA, S.A., a corporation duly registered under Index Card Six twenty-eight seven sixteen (628716) of the Microfilm (Trade) Section of the Public Registry, duly authorized according to the minutes of the Board of Shareholders Meeting, which is included at the end of this deed and is a part of such, a person whom I attest to know and who requested that I perfect the following as a public deed, as I am effectively proceeding to do:

First: GolfPark Plaza, S.A. states that it is the owner of Property number two hundred and eighty one thousand, seven hundred and seventy one (281771), registered under document one million three hundred and thirty thousand five hundred and twenty-nine (1330529) of the Public Registry Property Section, Province of Panama.

Second: GolfPark Plaza, S.A. states that it is the intention of its shareholders to develop and operate a commercial real estate project on the property, mentioned in the First point, above, consisting of a shopping complex and related improvements.

Third: GolfPark Plaza, S.A. further states that the activities, uses, constructions or development of constructions appearing below may not be performed or carried out on its Property number two hundred and eighty-one thousand seven hundred and seventy one (281771), registered under document 13305290 of the Property Section, Province of Panama, (hereinafter, the “Servient Tenement”), it constitutes a Voluntary, Negative, Continuous and Hidden Easement in accordance with the sections five hundred and fourteen (514), five hundred and fifteen (515) and five hundred and seventy-three (573) of the Civil Code, in favor of property number [*], registered under Entry [*], Volume [*] of the Property Section, Province of Panama, (hereinafter, the “Dominant Tenement”), owned by the corporation Weinar Resources Inc., in the sense that is expressly provides for on the Servient Tenement or the parts divided from such, in attending to the purpose described in the Second point, above, and to that agreed on with the adjacent Dominant Tenement:

Usage Criteria, Development Criteria and Signage Criteria are set as the restrictions of the easement constituted on the Servient Tenement in favor of the Dominant Tenement.

This easement shall be in effect throughout the legal term of the Servient Tenement and the subsequent divisions of properties from such, made in the future, as of the registration of such easement in the Public Registry. Present during this act [*], of the before mentioned general data, authorized to carry out this act by the same [*] mentioned.

Below the Minutes of the Extraordinary Shareholders Meeting of GoldPark Plaza, S.A.

[TRANSCRIPTION OF THE MINUTES].

The Notary informed the appearing parties that a copy of this instrument must be recorded in the Public Registry and, having read the instrument to the appearing parties in the presence of the witnesses [*], [male/female], with identity card number [*] ([*]) and [*], [male/female], bearer of identity card number [*] ([*]), both, of legal age, [Panamanian] and neighbors of this city whom I personally know and who are capable of exercising the position, agree with, approve and sign as proof before me, the Notary, who hereby attests.

THIS DEED BEARS THE NUMBER [*]                                                                      ([*])                                 (Signed)

[*]                                [*]                                 [*]

LIC [*] , NOTARY OF THE [*] DISTRICT OF PANAMA, THIS COPY THAT I ISSUE, SEAL AND SIGN IN THE CITY OF PANAMA, REPUBLIC OF PANAMA, ON [*] ([*]), TWO THOUSAND AND [*] (200[*]) IS IN ACCORDANCE WITH ITS ORIGINAL.